Oragenics, Inc., and RICCI PHARMA Sign Agreement Expected to Provide EvoraPlus® and EvoraKids™ to the United Nations, UNESCO, UNICEF, World Health Organization and The Food and Agriculture Organization

Florida-Based Biotechnology Innovator and Rome-Based Health Product Provider
Expect to Bring Probiotic Oral Care to Adults and Children in Association with the
Duc In Altum Foundation

For Immediate Release

Tampa, FL (April 12, 2010) – Florida-based biotechnology company Oragenics, Inc., (OTCBB: ORNI www.oragenics.com) and RICCI PHARMA (www.riccipharma.com), a recognized health products company with offices in Rome and Slovakia, have entered into a distribution agreement that the parties anticipate will provide Oragenics’ proprietary oral care probiotic products, EvoraPlus® and EvoraKidsTM, to RICCI PHARMA. RICCI PHARMA will have exclusive distribution rights through Duc in Altum, a foundation whose humanitarian projects are inspired by the social teachings of the late Pope John Paul II. Duc in Altum’s honorary chairman is the Polish Pope’s former private secretary for over 30 years, Cardinal Stanislaw Dziwisz, currently Archbishop of Krakow. The foundation, whose projects are known by the Holy See and encouraged by Vatican Secretary of State Cardinal Tarcisio Bertone, is expected to further promote Oragenics’ products with the Church’s capillary network of health services as well as with international organizations such as the United Nations (www.un.org), UNESCO (www.unesco.org), UNICEF (www.unicef.org), World Health Organization (www.who.int), and the Food and Agriculture Organization (www.fao.org) in Africa, Asia, South America and the Caribbean.

As part of its distribution agreement with Oragenics, RICCI PHARMA is also expected to exclusively distribute EvoraPlus® and EvoraKids™ to the Association of Physicians National Health Service in Slovakia and the Association of Italian Catholic Doctors across Italy.  RICCI PHARMA will also serve as distributor of EvoraPlus® and EvoraKids™  to independent pharmacies in Belarus, the Baltic States, Romania, Albania, Russia and Poland.  The distribution agreement provides for RICCI PHARMA to make periodic minimum purchases.

 “We are both proud and excited to forge this important alliance with RICCI PHARMA, in order to have access to the Duc in Altum Foundation and the world’s most prominent healthcare organizations to bring Oragenics’ probiotic oral care products to adults and children in areas throughout the world where there is a need for better oral care. Through these global healthcare initiatives, we look forward to having a positive impact on the pressing oral care needs of millions the world over,” said David B. Hirsch, Oragenics’ Chief Executive Officer.

“With its work in oral care probiotics, Oragenics is blazing a new trail in improving oral care - one that is gaining the attention of such major global champions of healthcare as the Vatican and the Duc in Altum Foundation and such leading health organizations as the United Nations, World Health Organization, UNICEF, UNESCO and the Food and Agriculture Organization.  In our opinion, EvoraPlus® and EvoraKids™ will have a major impact on global dental healthcare delivery, and is also a very important tool to provide an alternative for oral care in countries of the third and fourth world where it is almost impossible to intervene effectively to improve overall dental health, thereby addressing one of the biggest healthcare issues faced by these populations,” said Dr. Stefano Calamita, Chief Executive Officer of RICCI PHARMA.

Michael  J. Hopf, Director of International Sales, and Gerry David, Executive Vice President, Consumer Products Group, represented Oragenics in negotiating the agreement with RICCI PHARMA.

EvoraPlus® (www.evoraplus.com) offers a breakthrough application of probiotics, which have traditionally been used to support digestive and immune health. EvoraPlus® probiotics are specifically designed for complete oral care. The industry’s first 100% natural, all-in-one oral care probiotic mint, EvoraPlus® gently whitens teeth and helps alleviate bad breath while supporting gum and tooth health.

EvoraKids™ (www.evorakids.com) is the first probiotic-based, all-natural oral care chewable created to promote oral health for children 3 to 10 years old.

The application of probiotics in oral care was developed by Dr. Jeffrey D. Hillman, D.M.D., Ph.D., and Chief Scientific Officer at Oragenics, Inc., during his more than 25 years of research in oral biology, which began at the Harvard-affiliated Forsyth Institute in Boston and continued at the University of Florida.  Through his research, Dr. Hillman found three strains of beneficial bacteria that help maintain an optimal balance of beneficial bacteria in the mouth, naming the patent-pending blend ProBiora3®, the active ingredient in EvoraPlus® and EvoraKids™.

About Oragenics, Inc.
Oragenics, Inc., is a biopharmaceutical company engaged in developing unique proprietary technologies, some of which are being commercialized and sold in the over-the-counter consumer healthcare market. The company also has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases, diagnostics and oral health. The company has offices located at 3000 Bayport Drive, Suite 685, in Tampa, Florida 33607, and in Progress Corporate Park at 13700 Progress Boulevard in Alachua, Florida 32615, approximately 15 miles from the campus of the University of Florida in Gainesville.

About RICCI PHARMA
RICCI PHARMA is a pharmaceutical development and distribution company engaged in providing an exclusive range of products for better health through natural drugs and nutritional supplements. The company has established a commercial distribution network and has exclusive relationships with worldwide health organizations. It has headquarters in Rome, Italy, and Bratislava, Slovakia, with distribution facilities in Rome and Bari, Italy.

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CONTACTS:	David B. Hirsch President and CEO Oragenics, Inc. 813-286-7900 ext 252 dhirsch@oragenics.com SSA Public Relations (818) 907-5929 Steve Syatt ssyatt@ssapr.com Cara Downs cdowns@ssapr.com

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” "should," “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (i) any failure of RicciPharma to order products under the distribution agreement or any failure to order the minimum amounts required under the distribution agreement,  (ii) the inability of the Company to fulfill orders that may be received under the distribution agreement, (iii) changes in estimated time for the receipt of orders or timing of the orders and expected size and amounts of orders of the Company’s products under the distribution agreement any breach by RicciPharma of the distribution agreement, and (iv) those factors set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.